Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Form 8-K/A of our audit report dated October 1, 2025, with respect to the balance sheets of SWC Group, Inc. d/b/a CarryOutSupplies.com (“the Company”) as of June 30, 2024 and 2023, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended June 30, 2024 and 2023, and the related notes to the financial statements.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC – PCAOB ID #05525

We have served as the Company’s auditor since 2025.

Spokane, Washington

October 2, 2025